Advanced Micro Devices, Inc.
Conflict Minerals Report
For the Reporting Period from January 1 to December 31, 2018
This Conflict Minerals Report for Advanced Micro Devices, Inc. (“AMD”) covers the reporting period from January 1 to December 31, 2018 and has been prepared in accordance with Section 13(p) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 13p-1 and Form SD thereunder (the “Conflict Minerals Rule” or “Rule”). The Conflict Minerals Rule requires disclosure of certain information by companies filing reports with the Securities Exchange Commission (“SEC”) that manufacture, or contract to manufacture, products for which certain minerals specified in Section 13(p) of the Exchange Act and the Rule as “conflict minerals” are necessary to the functionality or production of those products. The term “conflict minerals” is defined as columbite-tantalite (coltan), cassiterite, gold, wolframite and their derivatives, which are limited to tantalum, tin and tungsten. For the purposes of this report, tin, tungsten, tantalum and gold will collectively be referred to as the “3TGs”. The term “Covered Countries” for purposes of the Conflict Minerals Rule are the Democratic Republic of the Congo (“DRC”) and the following adjoining countries: the Republic of the Congo, the Central African Republic, South Sudan, Rwanda, Uganda, Zambia, Burundi, Tanzania and Angola.
AMD has determined that certain of its products contain 3TGs that are necessary to the functionality or production of such products. Accordingly, we are required under the Rule to conduct a good-faith, reasonable country of origin inquiry (“RCOI”) reasonably designed to determine whether any of the necessary 3TGs in our products either originated in the Covered Countries or came from recycled or scrap materials. The following is a brief description of the RCOI process and additional due diligence that AMD undertook in accordance with the Rule.
References in this Conflict Minerals Report to “AMD,” “we,” “us” or “our” mean Advanced Micro Devices, Inc. and our consolidated subsidiaries. The term “armed groups” means an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to the DRC or an adjoining country.
Company and Product Overview
We are a global semiconductor company with facilities around the world. Within the global semiconductor industry, we offer primarily:

•	x86 microprocessors, as standalone devices or as incorporated as an accelerated processing unit (“APU”), chipsets, discrete and integrated graphics processing units (“GPUs”) and professional GPUs; and

•	server and embedded processors, semi-custom System-on-Chip (“SoC”) products and technology for game consoles.

We also license portions of our intellectual property portfolio.

For a detailed description of our business and products, see “Part I, Item 1—Business” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC. All of our products may contain one or more of the 3TGs, therefore, all of our products are in scope for this report.
Background of our Conflict Minerals Program
AMD has actively engaged with its customers and suppliers for several years with respect to the use of conflict minerals. Our actions stem from our responsible and inclusive culture and longstanding leadership in corporate responsibility.
Industry Engagement. We have contributed to industry efforts to address conflict minerals as a member of the Responsible Business Alliance (“RBA”) (previously named the Electronic Industry Citizenship Coalition, or the “EICC”) and have been an active member and contributor to the Responsible Minerals Initiative (“RMI”) (previously named the Conflict-Free Sourcing Initiative, or the “CFSI”), an initiative organized by the RBA and the Global e-Sustainability Initiative to oversee independent third-party audits of smelters’ and refiners’ procurement and processing activities. AMD continues to be a company member in the RMI. We support the RMI’s efforts to develop standards and tools that benefit all companies working to break the link between minerals trade and conflict. Specifically, AMD staff participate in RMI multi-stakeholder calls and due diligence meetings, as well as utilize RMI tools and resources for CM reporting and risk management.
Transparency. A hallmark of our corporate responsibility program is transparency. In addition to the efforts described under “Due Diligence—Step 5: Publicly Report our Supply Chain Due Diligence,” below, we have also provided briefings for socially responsible investors on conflict minerals and our transparency on this matter and considered their feedback.
Reasonable Country of Origin Inquiry
The Conflict Minerals Rule requires us to conduct in good-faith an RCOI. As part of our RCOI, we conducted a scoping exercise of our supply chain. To determine our supplier list, we analyzed the direct spend data for all of our products. We aggregated our direct spend data using internal software tools and further refined the data to focus on materials necessary to the functionality of our finished products. We also analyzed various other components of spend data, such as purchase orders, purchase descriptions, material groups, etc. to check for any potential gaps in our analysis. The direct spend data was used to identify our direct suppliers in scope for RCOI review, such as silicon wafer suppliers and outsourced assembly and test (“OSAT”) service providers and providers of materials that are incorporated into our products and that are necessary to the functionality of our finished products (collectively, our “Direct Suppliers”).
To gain transparency and information on the conflict minerals in our supply chain, we asked each of our Direct Suppliers who contributed materials that directly impacted or became a part of our products, to provide us with information regarding conflict minerals in their respective supply chains. To collect this information, we partnered with a third-party service provider, Assent Compliance (“Assent”). Utilizing the Conflict Minerals Reporting Template (the “CMRT”) developed by the RBA and The Global e-Sustainability Initiative, our in-scope suppliers were surveyed on their sourcing of the 3TGs that we identified in our products. The CMRT was developed to facilitate disclosure and communication of information regarding smelters that provide materials to a company’s supply chain. It includes questions regarding a direct supplier’s conflict minerals policy, its due diligence processes, and the names and locations of smelters and refiners linked to its products.
All communications from our Direct Suppliers were tracked by Assent and all non-responsive suppliers were contacted a minimum of three times. Assent’s process also included automated data validation on all submitted CMRTs. The goal of this step was to increase the accuracy and validity of submission and identify any contradictory answers. Any invalid responses were flagged and those suppliers were contacted and encouraged to resubmit a valid form. As of May 2019, 100% of our in-scope suppliers submitted a valid CMRT. All final CMRT submissions were then used to identify smelters or refiners in our supply chain, which was then cross-referenced with the RMI data in order to conduct the RCOI.
Based on the RCOI, we had reason to believe that some of the 3TGs may have originated from the Covered Countries, therefore, in accordance with the Rule, we performed due diligence on the source and chain of custody of the conflict minerals in question.
Due Diligence
Design of our Due Diligence Framework
We designed our due diligence measures to conform to the due diligence-related steps of the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, including the related supplements on gold, tantalum, tin and tungsten (the “OECD Guidance”). The SEC has recognized the OECD Guidance as an appropriate nationally and internationally recognized due diligence framework for conflict mineral reporting purposes.
The design of our due diligence measures encompasses (i) establishing strong internal management systems, (ii) identifying and assessing risks in our supply chain, (iii) designing and implementing a response to manage identified risks, (iv) independent third-party audits of smelter or refiner due diligence practices, and (v) publicly reporting on our supply chain due diligence.
Step 1: Establish Strong Company Management Systems
Internal Management Systems. We have established an internal AMD conflict minerals team that is responsible for the development and oversight of our conflict minerals policy, due diligence process and the internal management systems that implement our conflict minerals policy. Our conflict minerals policy is available at https://www.amd.com/system/files/documents/conflict-minerals-policy.pdf. Our conflict minerals team is headed by our Senior Director of Global Procurement, and includes representatives from our supply chain operations, government relations, law, and finance departments.

Control Systems. The CMRTs obtained from our Direct Suppliers allowed us to gather information that was important for our due diligence efforts, including the 3TGs contained in the Direct Suppliers’ products and the names of smelters or refiners in the Direct Suppliers’ own supply chain. We elected to use the CMRT because it is an internationally recognized and commonly used tool that facilitated efficient data gathering and aggregation. We also provided our Direct Suppliers with the RBA Code of Conduct and communicated with them our conflict mineral policy to source only from conformant RMAP or LBMA smelters and refiners.
Supplier Engagement. As described in “Designing and Implementing a Response to Identified Risks” below, we have engaged with our Direct Suppliers by communicating our expectations regarding their due diligence and information reporting efforts in order to improve the information reporting process. Additionally, in order to ensure our suppliers understand and complete the CMRT, AMD and Assent provided training materials/videos and resources, and actively responded to suppliers’ questions throughout the process. We also informed our suppliers of our process to track the submission of CMRTs from our supply base and escalate late or incomplete templates for follow-up action. Similar to last year, we utilized Assent’s online learning management system and provided all in-scope suppliers access to conflict minerals training courses. Assent tracked and monitored completion of the courses and we will continue to prioritize education in our conflict minerals program.
Grievance Mechanisms. We established open lines of communication that serve as grievance mechanisms to provide employees, suppliers and others outside of AMD to report violations of our policies or other concerns. Suppliers and others outside of AMD may contact our conflict minerals team to communicate with us, including to report grievances, via a dedicated email address that is published in our conflict minerals policy and in other communications with our Direct Suppliers. We have also actively participated in the RMI, which serves as an early warning system by sharing information with participants regarding supply chain risks relating to conflict minerals. In addition, our employees may anonymously report suspected violations using AMD’s AlertLine, available 24 hours a day, seven days a week. AMD’s AlertLine is staffed by non-AMD personnel, who share any information reported with our Corporate Compliance Committee.
Maintenance of Records. We maintain a company-wide document retention policy, which extends to the documents accumulated in performing our due diligence for this Report.
Step 2: Identifying and Assessing Risks in our Supply Chain. To identify and assess risks in our supply chain relating to conflict minerals, we reviewed and aggregated the information contained in the CMRTs received from our Direct Suppliers.
The primary risk that we identified with respect to conflict minerals were instances when our Direct Suppliers identified smelters or refiners that were not listed on the RMI Responsible Minerals Assurance Process (“RMAP”) Standard Smelter List (the “RMAP List”). In accordance with OECD Guidelines, it is important to understand risk levels associated with conflict minerals and the sourcing of those mineral in the supply chain. The basis of this understanding stems from smelter or refiner information provided by our Direct Suppliers. Each facility that meets the

RMI definition of a smelter or refiner of a 3TG mineral is assessed according to red flag indicators defined in the OECD Guidance. AMD uses the following factors to determine the risk level of each smelter and refiner:

1.	DRC and Covered Countries;

2.	Known mineral source country of origin;

3.	RMAP audit status; and

4.	Credible evidence of unethical or conflict sourcing.
In addition, AMD also identified risk based on the accuracy and completeness of information contained in the CMRTs that we received from our Direct Suppliers. In the past, we have received CMRTs with data entry errors, such as missing information and information that appeared inaccurate based on the RMAP Standard Smelter List and the London Bullion Metal Association’s (“LBMA”) Good Delivery List. To address these errors, Assent made further inquiries, conducted additional follow up, tracked and consolidated the responses to ensure completeness of the responses from our Direct Suppliers that we identified as having provided us a CMRT with errors. In addition to this, Assent’s process also included automated data validation on all submitted CMRTs, designed to increase the completeness and accuracy of submissions. While we work with our Direct Suppliers to ensure error-free reporting, we rely on the representations made by them.
Additionally, we evaluated our Direct Suppliers on the basis of four criteria, identified below, which further assisted us in identifying risk in the supply chain. By ensuring that the responses we received met the OECD Due Diligence Guidelines, we made key risk mitigation decisions to ensure compliance. The four criteria we used were based on the CMRT questions and included:

•	Have you established a conflict minerals sourcing policy?

•	Have you implemented due diligence measures in accordance with the OECD guidance?

•	Do you review due diligence information received from your suppliers against your company’s expectations?

•	Does your review process include mitigation actions and corrective action management?

When suppliers meet or exceed the above criteria (i.e. answering “Yes” to all four questions), they are deemed to have a strong program. When suppliers do not meet those criteria, they are deemed to have a weak program. Any suppliers that have been flagged as having a weak program were notified and provided guidance on how they can improve their internal conflict minerals policies and procedures.
To identify whether the smelters or refiners that potentially processed the 3TGs contained in our products have processes and systems that are aligned with the OECD Guidance, we compared the results of our compiled CMRT smelter list with the audit status of the list of smelters or refiners identified by our Direct Suppliers to the RMAP Standard Smelter List. We also validated smelters through RMAP’s cross-recognition policy, which mutually recognizes the independent third-party gold refiner audit programs from the LBMA and the Responsible Jewellery Council (“RJC”).

In addition, we identified smelters that are member companies of the Tungsten Industry – Conflict Minerals Council (“TI-CMC”) progressing toward RMAP validation.

Step 3: Designing and Implementing a Response to Identified Risks. We held meetings to review, among other things, our conflict minerals program, any potential or actual risks identified during due diligence and the status of CMRTs received from our Direct Suppliers. If and when our expectations are not met and if certain identified risks are not resolved, the business relationship between AMD and that supplier will be evaluated.

When facilities are identified as being of highest concern to the supply chain, risk mitigation activities are initiated. Through Assent, submissions that include any such facilities immediately produce a receipt instructing the supplier to take their own risk mitigation actions, including submission of a product specific CMRT to better identify the connection to products that they supply to AMD, and escalating up to removal of these high-risk smelters from their supply chain.

As per the OECD Due Diligence Guidance, risk mitigation will depend on the supplier’s specific context. Direct Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive mitigation of these risks. Furthermore, Assent provided our Direct Suppliers with educational materials on mitigating the risk of smelters or refiners on the supply chain using Assent’s online learning management system.
Step 4: Independent Third-Party Audits of Smelter’s and Refiner’s Due Diligence Practices. We did not directly conduct audits of the smelters or refiners in our supply chain but utilized and supported, through RMI membership, the RMAP and the LBMA’s Responsible Gold Programme to identify smelters or refiners who are conformant with their assessment standards, in alignment with the OECD Guidance. The RMI and LBMA have independently engaged third parties to audit the smelters’ or refiners’ management systems and procurement practices against their standards to demonstrate that the smelter or refiner is operating in accordance with the OECD Guidance. However, we have not reviewed the smelter and refiner independent third party audit reports directly. Instead, we referenced the information published by RMI and LBMA. Through the RMI, we encouraged smelters or refiners to participate in the RMAP. Any smelters or refiners that were reported by our Direct Suppliers who were not part of the RMAP, were also contacted directly by Assent to encourage them to participate in the RMAP.
Step 5: Publicly Report our Supply Chain Due Diligence. We have published our conflict minerals policy and our annual corporate responsibility report on the Corporate Responsibility pages of our web site at https://www.amd.com/en/corporate-responsibility/supplier-conflict-minerals. Our Specialized Disclosure Report on Form SD for the reporting period from January 1 to December 31, 2018, which includes this Conflict Minerals Report, is also available at https://www.amd.com/en/corporate-responsibility/supplier-conflict-minerals.
Steps Taken to Mitigate Risk since December 31, 2018

Supply chain due diligence is a dynamic, ongoing process that requires sustained efforts and risk monitoring. Since December 31, 2018, we have taken, and we intend to continue to take, steps to mitigate the risk that conflict minerals in our products benefit armed groups. These efforts have included improvements to our due diligence measures described under “Due Diligence” above, including continued efforts to strengthen our internal management systems, increase engagement with Direct Suppliers, and further improve our supplier education. We intend to remain an active contributor to the RMI and to work with industry peers, through the RMI, to encourage smelters and refiners to participate in independent third-party audits that use the RMI assessment standards or cross-recognized programs.
In 2018, we continued to use Assent, a third-party service provider, which helped us further expand our due diligence processes. This includes automatic data validation to assess each CMRT for completeness, accuracy, and consistency. Their services have also included increased supplier training, smelter outreach, and research. AMD intends to continue the efforts outlined above as well as improve on these measures in future years.
Results of Due Diligence
Survey Results
For the 2018 Reporting Year, we received CMRT responses from 100% of our in-scope Direct Suppliers. All final CMRT submissions were reviewed and validated to ensure no inaccuracies or gaps in data were found. These CMRT submissions were then used to review smelter and refiner data in order to determine mine or location of origin.
Efforts to Determine Mine or Location of Origin
To determine the mine or country of origin of the conflict minerals in our products, we utilized the RMI RMAP’s Reasonable Country of Origin Inquiry Data (the “RMI RCOI Data”). The RMI RCOI Data provides country of origin information for the raw materials used by smelters or refiners that are reported by the RMAP as being conformant with their assessment standards (i.e., demonstrated with reasonable confidence that the smelter or refiner’s due diligence processes are aligned with the expectations in the OECD). Available RMI RCOI Data provides traceability upstream to countries of origin at an aggregate level. Since the most detailed information is shown as groupings of countries, AMD is unable to determine with certainty the specific countries from which the 3TG in its products may be sourced.
Smelters and Refiners
Approximately 26 of our Direct Suppliers completed the CMRT at the Company, Business Unit, or User Defined level, rather than at the Product level for only those products that they provide to AMD. Therefore, those suppliers are unable to represent that the 3TGs from the smelters or refiners listed on their CMRT have been included in products or parts that they have supplied to us. Due to this, our list of smelters or refiners may contain more facilities than those that actually processed the 3TGs contained in our products.

Table 1 below identifies the smelters or refiners that were audited by RMI or LBMA and reported as conformant with their assessment standards, in alignment with the OECD framework.
Table 2 below identifies the smelters or refiners that are not participating in an independent third party audit program in alignment with the OECD Guidance and therefore represent undeterminable country of origin.

Table 1: RMI and/or LBMA Responsible Gold Programme Compliant Smelters and Refiners

Conflict Mineral(1)	Smelter or Refiner Name(1)	Smelter or Refiner Location(1)
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Aurubis AG	GERMANY
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Métaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	HeeSung	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA

Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Précinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Remondis Argentia B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Safimet S.p.A	Italy
Gold	SAXONIA Edelmetalle GmbH	GERMANY

Gold	SEMPSA Joyería Platería S.A.	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiTech	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	Jiujiang Janny New Material Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES OF AMERICA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Power Resources Ltd.	MACEDONIA
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Tiga Sekawan	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA

Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND

Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Moliren Ltd	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

(1)	Information is based on the CMRTs received from our Direct Suppliers. See “Due Diligence,” above, for more information.

Table 2 below lists the smelters or refiners identified by our Direct Suppliers that may have been used to process conflict minerals necessary to the functionality or production of our products during 2018 and that are not participating in an independent third party audit program (RMI’s RMAP or LBMA Responsible Gold).

Table 2: Smelters and Refiners Identified in AMD’s Supply Chain in 2018 That Have Not Yet Been Audited and Represent Undeterminable Country of Origin

Conflict Mineral(1)	Smelter or Refiner Name(1)	Smelter or Refiner Location(1)
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF

(1)	Information is based on the CMRTs received from our Direct Suppliers. See “Due Diligence,” above, for more information.

No Incorporation By Reference
Information contained on AMD’s Web site is not incorporated by reference in, or considered to be a part of, this Conflict Minerals Report, the Form SD accompanying this Conflict Minerals Report or any other SEC filings made by us.